Exhibit (h)(41)(i)

FIRST AMENDMENT TO

PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT is made this 28th day of October, 2015 (the “Effective Date”.

WHEREAS, GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AND GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK (collectively “Company”), WADDELL & REED, INC. (“W&R”), distributor for the Ivy Funds Variable Insurance Portfolios, and IVY FUNDS VARIABLE INSURANCE PORTFOLIOS (“Ivy Funds VIP”) entered into a Participation Agreement dated April 14, 2015 (the “Agreement”); and

WHEREAS, GWFS Equities, Inc. (“GWFS”) is Company’s registered broker dealer; and

WHEREAS, the parties wish to add GWFS as a party to the Agreement; and

WHEREAS, the parties wish to amend the Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein the Agreement shall be amended as follows:

1.	GWFS is hereby added as a party to the Agreement.

2.	Exhibit C of the Agreement is hereby deleted in its entirety and replaced with the new Exhibit C, attached hereto.

3.	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

4.	All other terms and provisions of the Agreement not amended shall remain in full force and effect.

5.	In the event of a conflict between the Agreement and this First Amendment, this First Amendment will control.

(the remainder of this page intentionally blank; signature page to follow)

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to be effective as of the Effective Date.

WADDELL & REED, INC.		IVY FUNDS VARIBLE INSURANCE PORTFOLIOS

By:	/s/ Thomas W. Butch	By:	/s/ Henry J. Herrmann
	Thomas W. Butch	Henry J. Herrmann
	Chief Executive Officer	President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY	GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:	/s/ Susan Gile	By:	/s/ Ron Laeyendecker

Name:	Susan Gile	Name:	Ron Laeyendecker

Title:	VP. Individual Markets	Title:	Senior Vice President

GWFS EQUITIES, INC.

By:	/s/ William S. Harmon

Name:	William S. Harmon

Title:	Senior Vice President

EXHIBIT C

Fees and Other Compensation

Company shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, W&R agrees to pay to Company as follows:

(a)	Assets Under Management. Each quarter, W&R shall calculate and pay to GWFS a fee that shall be equal to twenty-five (25) basis points on an annualized basis, of the average daily account value of all assets in the Portfolios in connection with the Contracts (“Aggregated Assets”) provided, however, that the fee is subject to change pursuant to the Paragraph (c) below. The fee paid pursuant to this Paragraph (a) shall be paid from the Rule 12b-1 plan adopted by Ivy Funds VIP, subject to Paragraph (c) below.

(b)	Assets Under Management. Each quarter, W&R shall calculate and pay to Company a fee that shall be equal to twenty-five (25) basis points on an annualized basis, of the average daily account value of all Aggregated Assets.

(c)	Changes in Law. If a change in the law or the Board of Trustees of Ivy Funds VIP requires a reduction in the fees paid by a pooled investment vehicle pursuant to Rule 12b-1 of the Investment Company Act of 1940 (or its functional equivalent), and if Ivy Funds VIP is required to reduce the 12b-1 fees it pays that are based upon the value of the Aggregated Assets as a result of such change in the law or Board action, then there shall be a corresponding reduction in the fee paid to MetLife Investors pursuant to Paragraph (a) above.

The parties to this Agreement recognize and agree that W&R’s payments hereunder are for administrative services, personal Contract Owner services (as described in Schedule A), and costs of distribution of Contracts or of Portfolio shares only and do not constitute payment in any manner for investment advisory services and are not otherwise related to investment advisory services or expenses.